Exhibit 99

          FOR IMMEDIATE RELEASE:

          SOUTHBURY, CONNECTICUT, August 17, 1994 -- Amdura Corporation (NYSE:ADU) today announced that Judge Charles E. Matheson of the United States Bankruptcy Court for the District of Colorado has indicated orally that he will enter an order setting a timetable for the consideration of certain class action claims under Bankruptcy Court procedures. Under the timetable, Amdura anticipates filing a motion with the Bankruptcy Court on Tuesday, August 23, 1994 to compel the class action claims to be liquidated, and to determine the appropriate method by which to satisfy such claims once they are ultimately liquidated. Amdura further anticipates that the timetable would require the class action claimants to respond to Amdura's Bankruptcy Court motion by Tuesday, August 30, 1994.

          In order to permit these actions in the Bankruptcy Court to go forward, Amdura intends to file a motion with Judge John L. Kane, Jr. of the United States District Court for the District of Colorado, requesting that Judge Kane extend to Friday, September 9, 1994, his stay of the implementation of the District Court's order reversing the September 1991 Bankruptcy Court order that confirmed Amdura's bankruptcy reorganization plan. Were the District Court's original order ultimately to go into effect, Amdura could be required to resume Chapter 11 proceedings before the Bankruptcy Court and undergo another confirmation process with respect to its bankruptcy reorganization plan. If this were to occur, actions taken by Amdura subsequent to the effectiveness of the original confirmation of its reorganization plan in October 1991 could be subject to review by the Bankruptcy Court.

          In the event that procedures to evaluate the class action claims through the Bankruptcy Court and, if required, to provide for their satisfaction in a manner that will assure the District Court that reversal of the confirmation of Amdura's entire bankruptcy plan of reorganization is not necessary cannot be established or do not meet with the District Court's approval, Amdura anticipates appealing the District Court's order to the United States Court of Appeals for the Tenth Circuit.

          Amdura believes that, under these circumstances, an order reversing in its entirety the confirmation of a plan of reorganization that became effective nearly three years before is unprecedented, and believes that it has meritorious grounds upon which to contest the order.

          The class action claims arise out of a case originally filed in January 1990, prior to Amdura's filing of a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The case purported to have been brought on behalf of a class of persons who purchased Amdura's pre-bankruptcy preferred or common stock during certain pre-petition periods, and alleged claims under the

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          Securities Exchange Act of 1934 to the effect that Amdura's public business and financial disclosures were materially false or misleading during those periods. Amdura has indicated that it will withdraw its objection to the cognizability of certain such class action claims as "class claims" under Amdura's 1991 bankruptcy plan of reorganization.

          Pursuant to Amdura's bankruptcy plan of reorganization, which became effective in October 1991, the Company was reorganized around its wholly owned subsidiaries, The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby and Harris were not included in Amdura's Chapter 11 bankruptcy filing and were not in bankruptcy.

          Amdura Corporation, headquartered in Southbury, Connecticut, operates primarily through Crosby and Harris. Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

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          FOR FURTHER INFORMATION, CONTACT:

          C. David Bushley - Amdura Corporation
          phone: (203) 262-0570

          Ann Hance - Abernathy MacGregor Scanlon
          phone: (212) 371-5999